Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Sensus Healthcare, Inc. on Form S-3 of our report dated March 25, 2022, with respect to our audits of the consolidated financial statements of Sensus Healthcare, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report is included in this Annual Report on Form 10-K of Sensus Healthcare, Inc. for the year ended December 31, 2021.

/s/ Marcum llp
Marcum llp
Fort Lauderdale, FL
March 25, 2022